Exhibit 99.1

ZS Pharma Presents New Data from ZS003 a Two Week Phase 3 Trial Demonstrating that ZS-9 Prevented Recurrence of Hyperkalemia in Heart Failure Patients on RAASi

Data Featured as Oral Presentation During a Late-Breaking Clinical Trial Session at the

Heart Failure Society of America (HFSA) 18th Annual Scientific Meeting

Coppell, Texas – September 15, 2014 – ZS Pharma (Nasdaq: ZSPH), a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today announced results of a secondary analysis of ZS003, a two week pivotal Phase 3 trial of ZS-9 (sodium zirconium cyclosilicate), its investigational treatment for hyperkalemia. Hyperkalemia is a life-threatening condition characterized by higher than normal levels of potassium (K+) in the blood serum. The analysis showed that once-daily dosing of ZS-9 prevented the recurrence of hyperkalemia in patients with heart failure taking a stable dose of renin angiotensin aldosterone system (RAAS) inhibitor therapy.

“Clinical Treatment Guidelines strongly recommend RAAS inhibitors for patients with heart failure. Yet, studies report that nearly half of these patients receive suboptimal RAASi therapy, often because these patients have hyperkalemia or develop it with the use of RAASi,” said Mohamed A. El-Shahawy, MD, MPH, MHA, FASN, Clinical Professor of Medicine, Keck-USC School of Medicine, Director, Academic Medical Research Institute, and a clinical investigator in the ZS003 trial. “The findings that once-daily doses of ZS-9 maintained normal potassium levels in heart failure patients with recent hyperkalemia, despite use of RAASi, are encouraging. These results suggest that ZS-9 may enable physicians to optimize the dose of RAASi therapy in these patients by normalizing their potassium levels.”

Analysis Design and Results

The secondary analysis was conducted to determine if once-daily dosing of ZS-9 could prevent the recurrence of hyperkalemia relative to placebo in those patients with heart failure who were currently using RAASi therapy. The secondary analysis included 147 normokalemic heart failure patients, all of whom were on RAASi therapy, had recent hyperkalemia, and who were randomized to once-daily dosing of ZS-9 or placebo. RAASi therapy was kept constant in all patients.

Heart failure patients on RAASi who received either 5g or 10g of once-daily ZS-9 maintained mean K+ levels in the normal range throughout the 12 day treatment period with mean K+ of 4.7 and 4.5 mEq/L for 5g and 10g doses respectively. These results were statistically significantly different from placebo (p<0.009 and p<0.002 respectively). Mean serum potassium levels among placebo patients increased to above 5 mEq/L (hyperkalemia is defined as K+ greater than 5 mEq/L). The safety and tolerability of ZS-9 was similar to placebo across all dose levels in the 753 patient ZS003 Phase 3 trial.

ZS003 was a 753 patient, multicenter, randomized, double-blind, placebo-controlled trial that assessed the safety and efficacy of ZS-9 in treating patients with hyperkalemia. In the Acute Phase of the trial, patients were randomized to receive one of four doses of ZS-9 (1.25g, 2.5g, 5g or 10g) or placebo, administered three times daily for an initial 48 hours. This was followed by the Extended Treatment Phase, in which patients were randomized to one of four doses of ZS-9 (1.25g, 2.5g, 5g or 10g) or placebo administered once-daily for an additional 12 days.

About ZS-9’s Clinical Development Program

The ZS-9 clinical program is designed to investigate the treatment of acute and chronic hyperkalemia, regardless of underlying cause. ZS Pharma has completed ZS003, a 753-patient Phase 3 study, which showed that ZS-9 rapidly reduced serum potassium in hyperkalemic patients to normal levels within the 48-hour Acute Phase and then controlled potassium in the normal range throughout the 12-day Extended Treatment Phase. In addition, the study provided evidence suggesting that ZS-9 is safe and well tolerated with an adverse event profile similar to placebo.

ZS Pharma is currently conducting ZS004, now referred to as the HARMONIZE study (HyperkAlemia RandoMized interventiON multI-dose ZS-9 maintEnance clinical trial), its second Phase 3 clinical trial of ZS-9. This randomized, double-blind, placebo-controlled study is designed to confirm, over a longer treatment period, the positive results observed in ZS003. In addition to the HARMONIZE study, the Company is conducting an additional long-term safety study, ZS005, designed to evaluate the ability of ZS- 9 to restore and maintain normal serum potassium levels in patients with hyperkalemia over at least one year of dosing. The Company plans to file a New Drug Application with the United States Food and Drug Administration and a Marketing Authorization Application with the European Medicines Agency in the first half of 2015.

About Hyperkalemia

Hyperkalemia, or higher than normal potassium levels (typically defined as a serum potassium level >5 mEq/L), is a life-threatening metabolic condition that can lead to cardiac arrhythmia and sudden cardiac death. Hyperkalemia is characterized by abnormally high concentrations of potassium in the blood resulting from the inability of the kidneys to excrete potassium, impairment of mechanisms that transport potassium into cells, or a combination of both factors. The causes of hyperkalemia vary but the most common are chronic kidney disease (CKD), diabetes, heart failure (HF) and side effects from cardio-renal protective drug therapy, such as renin angiotensin aldosterone system (RAAS) inhibitors.

About ZS Pharma

ZS Pharma is a publicly-traded, specialty pharmaceutical company based in Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9, is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of potential regulatory submission and approval of the NDA and/or MAA for ZS-9. Inclusion of forward-looking statements should not be regarded as a representation by ZS Pharma that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the ZS Pharma business, including, without limitation: the potential for clinical data to not meet pre-specified statistical endpoints, regulatory authorities to not approve an application for ZS-9; analysis of ongoing or future potential clinical trials, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with clinical results achieved to date; the therapeutic and commercial value of ZS-9; and other risks described in ZS Pharma’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ZS Pharma undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ZS Pharma’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission August 14, 2014 and its other reports, which are available from the SEC’s website (www.sec.gov) and on ZS Pharma’s website (www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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ZS Pharma Contacts:
Jessica Volchok (Media)	Adam Tomasi (Investors)
BrewLife	ZS Pharma
310.849.7985	650.458.4100
jvolchok@brewlife.com	atomasi@zspharma.com

Source: ZS Pharma